Exhibit 99.1

Vericel Licenses Product Portfolio to Innovative Cellular Therapeutics for
Distribution in China, South Korea, and other Countries in Southeast Asia

CAMBRIDGE, MA and SHANGHAI, CHINA, May 10, 2017 (GLOBE NEWSWIRE) —Vericel Corporation (Nasdaq:VCEL), a leading developer of expanded autologous cell therapies for the treatment of patients with serious diseases and conditions, today announced that it has entered into a License Agreement with Innovative Cellular Therapeutics (ICT), a leading China-based cell therapy company and developer of CAR-T cell therapy for cancer treatment, for development, manufacturing and commercialization of the Vericel product portfolio.  Under the terms of the agreement, ICT will acquire exclusive rights to develop and distribute Carticel®, MACI®, Ixmyelocel-T, and Epicel® in Greater China, South Korea, Singapore, and other countries in the region.  In connection with the license agreement, ICT will also enter in a warrant agreement with Vericel.

Under the terms of the license agreement, Vericel will receive an upfront payment of $6.0 million.  In addition, Vericel is eligible to receive approximately $8.0 million in development and commercial milestones.  ICT has also agreed to pay tiered royalties to Vericel equal to a percentage of net sales of each licensed product in the low to middle double digits.  ICT will be responsible for funding the development of the programs and manufacturing the products for commercialization in China and the rest of the territory.  In connection with the license agreement and under the terms of the warrant agreement, Vericel will issue to ICT a warrant, exercisable for the number of shares of Vericel’s Common Stock equal to $5,000,000 less any withholding tax payable divided by Vericel’s closing price on May 9, 2017, with an exercise price of $0.01 per share.  The funding transfer is subject to approval by the State Administration of Foreign Exchange of the People’s Republic of China and is expected to conclude in the third quarter of 2017.

“We are very pleased to have a strategic collaboration and develop a relationship with a leading cell therapy company in China, to begin to develop a global footprint for our product portfolio, and to create another potential revenue stream for the Company,” said Nick Colangelo, president and CEO of Vericel.

Dr.  Lei Xiao, Chairman of ICT commented “MACI, Epicel and Carticel are FDA approved products and have successfully treated thousands of patients in United States.  Ixmyelocel-T has been evaluated in a phase II study in the U.S., and the encouraging data suggest that it may be a treatment option for millions of heart failure patients.  This collaboration enables ICT to bring world-class cell therapy products to China and other Asian countries which will benefit the patients in multiple therapeutic indications.  By combining with our advanced CAR-T portfolio, ICT further strengthens its leadership position in Cell Therapies in Asia.”

About Vericel Corporation

Vericel develops, manufactures, and markets expanded autologous cell therapies for the treatment of patients with serious diseases and conditions.  The company markets three cell therapy products in the United States.  Vericel is marketing MACI® (autologous cultured chondrocytes on porcine collagen membrane), an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults.  Carticel® (autologous cultured chondrocytes) is an autologous chondrocyte implant for the treatment of cartilage defects in the knee in patients who have had an inadequate response to a prior arthroscopic or other surgical repair procedure.  Epicel® (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area.  Vericel is also developing ixmyelocel-T, an autologous multicellular therapy intended to treat advanced heart failure due to ischemic dilated cardiomyopathy.  For more information, please visit the company’s website at www.vcel.com.

About MACI®

MACI® (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellular scaffold product that is indicated for the repair of symptomatic single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults.  The MACI implant consists of autologous cultured chondrocytes seeded onto a resorbable Type I/III collagen membrane.  Autologous cultured chondrocytes are human-derived cells which are obtained from the patient’s own cartilage for the manufacture of MACI.

About Epicel®

Epicel® therapy treats severe burn patients with more than 30% of their total body surface area burned with Cultured Epidermal Autografts, also known as CEA.  Vericel recently presented data demonstrating an 84% survival rate from the Epicel clinical experience databases in over 950 patients with a mean TBSA of 67%, which continues to support a probable survival benefit of Epicel in severe burn patients.  This therapy will address a large unmet need in China where burn patients currently have limited treatment options.

About Ixmyelocel-T

Ixmyelocel-T is an investigational autologous expanded multicellular therapy manufactured from the patient’s own bone marrow using Vericel’s proprietary, highly automated, fully closed cell-processing system.  This process selectively expands the population of mesenchymal stromal cells and alternatively activated macrophages, which are responsible for production of anti-inflammatory and pro-angiogenic factors known to be important for repair of damaged tissue.  Ixmyelocel-T has been designated as an orphan drug by the U.S.  Food and Drug Administration for use in the treatment of DCM.

About the ixCELL-DCM Trial

The ixCELL-DCM clinical trial was a multicenter, randomized, double-blind, placebo-controlled Phase 2b study designed to assess the efficacy, safety and tolerability of ixmyelocel-T compared to placebo when administered via transendocardial catheter-based injections to participants with end-stage heart failure due to ischemic DCM, who have no reasonable revascularization options (either surgical or percutaneous interventional) likely to provide clinical benefit.  All participants were on maximized pharmacological heart failure treatment and had an automatic implantable cardiac defibrillator or cardiac resynchronization therapy.  The primary endpoint of the ixCELL-DCM clinical trial is the number of all-cause deaths, cardiovascular hospital admissions, and unplanned outpatient and emergency department visits to treat acute decompensated heart failure over the 12 months following administration of ixmyelocel-T compared to placebo.  Primary endpoint results were presented in a late-breaking clinical trial session at the American College of Cardiology’s (ACC) 65th Annual Scientific Session.  The ixCELL-DCM trial met its primary endpoint with a 37% reduction in the composite endpoint, primarily driven by a reduction in all cause deaths and cardiovascular hospitalizations.  In addition, this study showed internal consistency (ie, repeatability) in observable or “hard” efficacy endpoints of survival and cardiovascular hospitalizations (total number and time to events), reduction in ventricular arrhythmias, and safety results including major cardiac adverse events (MACE), serious adverse events (SAEs), deaths, and intravenous pharmacological treatment for heart failure.  Because the trial met the primary endpoint, patients who received placebo or were randomized to ixmyelocel-T in the double-blind portion of the trial but did not receive ixmyelocel-T, have been offered the option to receive treatment with ixmyelocel-T.  Ixmyelocel-T received Fast Track Designation by the FDA in February of this year and Regenerative

Medicine Advanced Therapy Designation by the FDA in May of this year, both of which highlight the potential of this cell therapy to address unmet clinical needs for heart failure patients.

Epicel®, Carticel®, and MACI® are registered trademarks of Vericel Corporation.  © 2017 Vericel Corporation.  All rights reserved.

About Innovative Cellular Therapeutics

Innovative Cellular Therapeutics (ICT) is a clinical-stage cell therapy company based in Shanghai, China.  ICT has established a broad portfolio of CAR-T products to treat cancer patients.  ICT’s proprietary 19CAR series has achieved outstanding clinical results in treating late stage leukemia and lymphoma patients who failed to respond to standard of care therapies.  The company also has multiple discovery candidates targeting colorectal cancer, gastric cancer, esophageal cancer, and metastatic breast cancer as well as a universal allogeneic CAR-T therapy.  For more information, please visit the company’s website at www.ictbio.com.

This document contains forward-looking statements, including, without limitation, statements concerning anticipated progress, objectives and expectations regarding the commercial potential of Vericel products, intended product development, clinical activity timing, regulatory process, and objectives and expectations regarding our company described herein, all of which involve certain risks and uncertainties.  These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects, “ “we believe,” “we intend,” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “potential,” “can continue,” “could,” “may,” or similar expressions.  Actual results may differ significantly from the expectations contained in the forward-looking statements.  Among the factors that may result in differences are the inherent uncertainties associated with competitive developments, clinical trial and product development activities, regulatory approval requirements, estimating the commercial potential of our products and product candidates, market demand for our products, product performance, ability of ICT to obtain approval to transfer funds to the U.S., and our ability to supply or meet customer demand for our products.  These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Securities and Exchange Commission (“SEC”) on March 13, 2017, Quarterly Reports on Form 10-Q and other filings with the SEC.  These forward-looking statements reflect management’s current views and Vericel does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

VERICEL CONTACT:	INNOVATIVE CELLULAR THERAPEUTICS CONTACT:
Chad Rubin	Zhao WU
The Trout Group	wuzhao@ictbio.com
crubin@troutgroup.com	+86 (021) 5895 9719
(646) 378-2947
or
Lee Stern
The Trout Group
lstern@troutgroup.com
(646) 378-2922